Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Capstone Turbine Corporation:

We consent to the incorporation by reference in the registration statements (No. 333 ‑203431) on Form S‑3 and registration statements (Nos. 333-207967, 333-203432, 333-184033, 333-180616, 333-170588 and 333-160049) on Form S‑8 of Capstone Turbine Corporation of our report dated June 9, 2016, with respect to the consolidated balance sheet of Capstone Turbine Corporation as of March 31, 2016, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended March 31, 2016, which report appears in the March 31, 2017 annual report on Form 10‑K of Capstone Turbine Corporation.

/s/ KPMG LLP

Los Angeles, California

June 13, 2017